 AGS Capital Group provides Tree Top Industries with $10,000,000 Reserve Equity Financing

New York, NY August 16th, 2012:  Tree Top Industries, Inc. (OTCBB; TTII) confirms it has now received a $10,000,000 Reserve Equity Financing Facility from AGS Capital Group, LLC, a US based specialist investor group, in order to enable growth in their previously announced two-fold business plan.

Mr. Reichman, Chairman and CEO of Tree Top stated, “The Reserve Equity Financing is a long term strategic financing partnership that places Tree Top Industries in control of how and when we raise equity, minimizing any potential dilution or disruption to our capital structure. Tree Top Industries has the discretion to periodically sell common shares at a discount to the market when the prices are attractive to us.  That means we decide when the funds are raised and how the funds are utilized. Having AGS Capital Group as a long-term partner reduces financing uncertainty, so we can better focus on achieving our business objectives.”.

Mr. Allen Silberstein, Chief Executive Officer of AGS Capital Group, LLC, stated, “I look forward to helping Tree Top grow by providing them the funding for their hazardous waste destruction technology and executing the final acquisition of Adesso Biosciences.”

About Tree Top Industries, Inc.

Tree Top Industries, Inc. (TTII) is a publicly traded, mini conglomerate, based in part on Teledyne's business model. Tree Top Technologies has subsidiaries and affiliates that include intellectual properties, proprietary systems, and trade secrets in the bioscience, clean tech, and global health technologies along with other emerging technologies and fields. Tree Top Industries current status and moving forward strategy is in the development stage actively acquiring companies & technologies using several different business paradigms, including exchange of stock, joint venture, and other partnership configurations. Corporate web site is located at http://www.ttiiob.com

About AGS Capital Group, LLC

AGS Capital Group, LLC provides flexible equity financing solutions for growth-stage and small cap public companies as well as private companies looking to go public. AGS Capital Group, LLC invests in public companies around the world listed on most exchanges.  AGS Capital Group, LLC performs fundamental analysis including credit risk, technical analysis of market trends and industry, evaluation of management team experience and corporate structure evaluation. Additional information may be found at www.agscapitalgroup.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Tree Top Industries, Inc.
http://www.ttiiob.com
511 Sixth Avenue STE #800
New York, NY 10011
info@ttiiob.com
Ph: 775-261-3728
Fax: 775-890-3823